Exhibit 10.15

TAMINCO ACQUISITION CORPORATION

2012 Equity Incentive Plan

ARTICLE I

PURPOSE OF THE PLAN

The purpose of the TAMINCO ACQUISITION CORPORATION 2012 EQUITY INCENTIVE PLAN (the “Plan”) is (a) to further the growth and success of TAMINCO ACQUISITION CORPORATION, a Delaware corporation (the “Company”), and its Subsidiaries (as hereinafter defined) by enabling directors and employees of, or consultants to, the Company or any of its Subsidiaries to acquire Shares (as hereinafter defined), thereby increasing their personal interest in such growth and success, and (b) to provide a means of rewarding outstanding performance by such persons to the Company and/or its Subsidiaries. Awards granted under the Plan (the “Awards”) shall be options to purchase Shares (“Options”) (which Options may be either incentive stock options (“ISOs”), intended to qualify as such under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NSOs”) to purchase Shares), “sweet equity” Shares that are subject to certain vesting and other restrictions (“Restricted Stock”) and Restricted Stock Units (as defined below). An Award may consist of only Options, only Restricted Stock, only Restricted Stock Units or a combination of Options and/or Restricted Stock and/or Restricted Stock Units. In this Plan, the terms “Parent” and “Subsidiary” mean “Parent Corporation” and “Subsidiary Corporation,” respectively, as such terms are defined in Sections 424(e) and (f) of the Code. Unless the context otherwise requires, any ISO or NSO is referred to in this Plan as an “Option.”.

ARTICLE II

DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

“Adoption Agreement” has the meaning set forth in Section 5.10 hereof.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person and/or one or more Affiliates thereof. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (whether through the ownership of securities or any partnership or other ownership interests, by contract or otherwise) of a Person,. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management VII, L.P. or any of its Affiliates.

“Award” has the meaning set forth in Article I hereof.

“Award Agreement” means any writing setting forth the terms of an Award that has been duly authorized and approved by the Board which may, but need not (unless otherwise provided by the Board), be executed or acknowledged by a Participant.

“Board” has the meaning set forth in Section 3.1 hereof.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the full faith and credit of the United States government; (b) certificates of deposit or bankers acceptances with maturities of one year or less from institutions with at least $1 billion in capital and surplus and whose long-term debt is rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s; (c) commercial paper issued by a corporation rated at least “A- 1” by Moody’s or the equivalent by Standard & Poor’s and in each case maturing within one year; and (d) investment funds investing at least ninety-five percent (95%) of their assets in cash or assets of the types described in clauses (a) through (c) above.

“Cash Proceeds” means actual cash proceeds received by the Sponsor in respect of the Sponsor Investment on or after the Closing Date, including (a) any cash dividends, cash distributions or cash interest made or paid by the Company or any Subsidiary in respect of the Sponsor Investment (but excluding any management and similar fees or other amounts payable that are not directly attributable to the Sponsor Investment) and (b) any cash or Cash Equivalents received for the disposal of any portion of the Sponsor Investment (including, without limitation, any cash or Cash Equivalents received by the Sponsor upon the conversion of non-Cash Proceeds realized by the Sponsor on the Sponsor Investment), provided, however, for purposes of the Final Measurement Date, Cash Proceeds shall include the value of non-Cash Proceeds realized by the Sponsor on the Sponsor Investment, as determined by the Board in its sole, good faith discretion, as of such Final Measurement Date.

“Cause” means, with respect to the Termination of Relationship of any Participant by the Company or any of its Subsidiaries (unless otherwise expressly provided in the applicable Award Agreement): (a) if such Participant is at the time of the Termination of Relationship a party to a Service Agreement with the Company or any of its Subsidiaries that defines such term or which otherwise specifies situations allowing for immediate termination of such employment or services agreement by the Company without notice or indemnification to the Holder, the meaning of such term as defined therein or such situations as described therein; and (b) in all other cases, the Termination of Relationship of any Participant by the Company or any of its Subsidiaries based on such Participant’s (i) commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest to or imposition of unadjudicated probation for any felony or crime involving financial misconduct or moral turpitude, (ii) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding the Participant or the Company or any of its Subsidiaries or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company or any of its Subsidiaries, (iii) material breach of any agreement entered into between the Participant and the Company or any of its Subsidiaries after notice and a reasonable opportunity to cure (if such breach can be cured), (iv) failure to attempt in good faith to obey any communicated lawful directive of the Board delivered to the Participant, (v) willful misconduct or gross negligence, or breach of a fiduciary duty, (vi) failure to perform the material duties required by the Participant’s employment or other service relationship, or (vii) material breach or violation of any of the Participant’s employer’s policies in effect from time to time that by their terms may result in a Termination of Relationship. For purposes hereof, no act or omission shall be considered willful unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or any of its Subsidiaries.

“Closing Date” means the date of the consummation of the transactions contemplated by that certain Agreement for the Sale of the Share Capital of Taminco Group Holdings S.à.r.l. between Taminco Group Holdings S.à.r.l. and Taminco Global Chemical Corporation dated December 15, 2011.

“Code” has the meaning set forth in Article I hereof.

“Committee” has the meaning set forth in Section 3.1 hereof.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in Article I hereof.

“Data” has the meaning set forth in Section 9.7 hereof.

“Determination Date” means the applicable date as of which the Fair Market Value is determined.

“Disqualifying Disposition” has the meaning set forth in Article XIV hereof.

“Dividend Equivalent” has the meaning set forth in Section 7.6 hereof.

“Effective Date” has the meaning set forth in Article X hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall have the same meaning set forth in the definition of

“Fair Market Value” in the Investor Rights Agreement.

“Final Measurement Date” means the 30th day prior to the date of the expiration of an Award.

“Independent Third Party” means, immediately prior to the contemplated transaction, any Person which is not an Affiliate of any such owner.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the Closing Date, among the Company and the holders party thereto, as it is amended, supplemented or restated from time to time.

“ISOs” has the meaning set forth in Article I hereof.

“Measurement Date” means (i) each date upon or following the date of a Realization Event, as of which Sponsor receives Cash Proceeds in connection with the Sponsor Investment and (ii) the Final Measurement Date.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations System.

“Notice” has the meaning set forth in Section 5.10 hereof.

“NSOs” has the meaning set forth in Article I hereof

“Option” has the meaning set forth in Article I hereof

“Option Price” has the meaning set forth in Section 5.6 hereof.

“Option Shares” has the meaning set forth in Section 5.10(b) hereof.

“Participant” has the meaning set forth in Section 4.1 hereof

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof

“Plan” has the meaning set forth in Article I hereof

“Public Offering” means the closing of a public offering of Common Stock pursuant to a registration statement declared effective under the Securities Act, except that a Public Offering shall not include an offering made in connection with an employee benefit plan or made primarily to directors, employees or consultants of the Company.

“Purchase Price” has the meaning set forth in Section 6.4 hereof.

“Realization Event” means (a) the liquidation/winding up of the Company, or (b) any transaction or series of transactions with one or more Independent Third Parties (which may include a Public Offering) following which (i) the Company, Taminco Intermediate Corporation, Taminco Global Chemical Corporation, Taminco Group Holdings S.à.r.l., Taminco Inc. or Taminco Group NV has transferred all or substantially all of their assets or (ii) the Sponsor holds less than 50% of the outstanding Shares.

“Reserved Shares” means, at any time, an aggregate of 442,234 shares of Common Stock.

“Restricted Stock” has the meaning set forth in Article I hereof

“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Agreement” means an employment agreement, consultancy agreement, directorship agreement or similar services agreement between a Participant and the Company.

“Shares” means shares of Common Stock.

“Sponsor” has the meaning set forth in the Investor Rights Agreement.

“Sponsor Investment” means direct or indirect investments in primary issuance(s) of Shares or other securities or loans of the Company made by the Sponsor on or after the Closing Date.

“Sponsor IRR” means the pre-tax compounded annual internal rate of return calculated on a quarterly basis realized to the Sponsor on the Sponsor Investment, based on the aggregate amount invested by the Sponsor for all Sponsor Investments and the aggregate amount received by the Sponsor for all Sponsor Investments, assuming all Sponsor Investments were purchased by one Person and were held continuously by such Person. The Sponsor IRR shall be determined based on the actual time of each Sponsor Investment and the amount of all Cash Proceeds received by the Sponsor during such period.

“Sponsor MOIC” means, as of a Measurement Date, the “multiple of invested capital” realized by the Sponsor on the Sponsor Investment, which shall be equal to the ratio of (a) the amount of all actual Cash Proceeds received as of such Measurement Date, to (b) the amount of the Sponsor Investment.

“Subsidiary” means any corporation or other entity of which the Company owns securities or interests having a majority, directly or indirectly, of the ordinary voting power in electing the board of directors or managers thereof.

“Termination Date” means the tenth anniversary of the Effective Date.

“Termination of Relationship” means (a) if the Participant is an employee of the Company or any Subsidiary, the termination of the Participant’s employment relationship with the Company and its Subsidiaries for any reason; (b) if the Participant is a consultant to the Company or any Subsidiary, the termination of the Participant’s consulting relationship with the Company and its Subsidiaries for any reason; and (c) if the Participant is a director of the Company or any Subsidiary, the termination of the Participant’s service relationship with the Company or Subsidiary for any reason; provided, that there shall be no “Termination of Relationship” in situations where the Holder, in agreement with the Company or its Affiliates, around the same time enters into a new employment or service agreement with the Company or any of its Affiliates or takes up a director mandate in the Company or any of its Affiliates or continues another existing employment or service agreement or director mandate with/in the Company or any of its Affiliates.

“Vested Options” means Options that have vested in accordance with the applicable Award Agreement.

ARTICLE III

ADMINISTRATION OF THE PLAN; SHARES SUBJECT TO THE PLAN

Section 3.1 Committee.

The Plan shall be administered by and all Awards under the Plan shall be authorized by the Board of Directors of the Company (the “Board”) or the Compensation Committee (the “Committee”) appointed from time to time by the Board. The term “Committee” shall, for all purposes of the Plan other than this Section 3, be deemed to refer to the Board if the Board is administering the Plan.

Section 3.2 Procedures.

The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the Plan. The entire Committee shall constitute a quorum and the actions of the entire Committee present at a meeting, or actions approved in writing by the entire Committee, shall be the actions of the Committee.

Section 3.3 Interpretation.

Except as may otherwise be expressly reserved to the Board as provided herein, and with respect to any Award, except as may otherwise be provided in the Award Agreement evidencing such Award, the Committee shall have all powers with respect to the administration of the Plan, including the interpretation of the provisions of the Plan and any Award Agreement (including, without limitation, whether any particular Termination of Relationship is for Cause), and all decisions of the Board or the Committee, as the case may be, shall be reasonable and made in good faith and shall be conclusive and binding on all participants in the Plan.

Section 3.4 Binding Determinations.

Any action taken by, or inaction of, the Company, the Board or the Committee relating or pursuant to the Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all Persons. Neither the Board nor the Committee, nor any member thereof or Person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award), and all such Persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

Section 3.5 Reliance on Experts.

In making any determination or in taking or not taking any action under the Plan, the Board may obtain and may rely upon the advice of experts, including employees of and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

Section 3.6 Delegation.

The Board may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its Subsidiaries or Affiliates or to third parties.

Section 3.7 Number of Shares.

Subject to the provisions of Article VIII (relating to adjustments upon changes in capital structure and other corporate transactions), the aggregate number of Shares with respect to which Awards may be granted under the Plan shall not exceed the Reserved Shares. Shares that are subject to or underlie Awards granted under the Plan that expire or for any reason are canceled or terminated, are forfeited, fail to vest or for any other reason are not issued or delivered under the Plan will again, except to the extent prohibited by law or applicable listing or regulatory requirements, be available for subsequent Awards under the Plan.

Section 3.8 Reservation of Shares.

The number of Shares reserved for issuance with respect to Awards granted under the Plan shall at no time be less than the maximum number of Shares which may be issued or delivered at any time pursuant to outstanding Awards.

ARTICLE IV

ELIGIBILITY; AWARD AGREEMENTS

Section 4.1 General.

Awards may be granted under the Plan only to Persons who are employees or directors of, or consultants to, the Company or any of its Subsidiaries on the date of the grant. A Person’s eligibility to be granted an Award under the Plan is not a commitment that any Award will be granted to that Person under the Plan. Each Person to whom an Award is granted under the Plan is referred to herein as a “Participant.”

Section 4.2 Exceptions.

Notwithstanding anything contained in Section 4.1 to the contrary, no ISO may be granted under the Plan to an employee who owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 425(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Parent, if any, or any of its Subsidiaries, unless (a) the Option Price of the Shares subject to such ISO is fixed at not less than 110% of the Fair Market Value of such Shares on the date of the grant (as determined in accordance with the definition thereof), and (b) such ISO by its terms is not exercisable after the expiration of five years from the date it is granted.

Section 4.3 Award Agreements.

Each Award granted under the Plan shall be evidenced by an Award Agreement in the form approved by the Board. The Award Agreement shall contain the terms established by the Board for that Award, as well as any other terms, provisions, or restrictions that the Board may impose on the Award or any Shares subject to the Award, in each case subject to the applicable provisions and limitations of the Plan. The Board may require that the recipient of an Award promptly execute and return to the Company his or her Award Agreement evidencing the Award. In addition, the Board may require that the spouse of any married recipient of an Award also promptly execute and return to the Company the Award Agreement evidencing the Award granted to the recipient or such other spousal consent form that the Board may require in connection with the grant of the Award.

ARTICLE V

OPTIONS

Section 5.1 General.

Subject to Section 5.6, Options may be granted under the Plan at any time and from time to time on or prior to the Termination Date; provided that (a) Options granted to employees of the Company or any of its Subsidiaries shall be, in the discretion of the Committee, either ISOs or NSOs on the date of the grant and (b) Options granted to consultants and non-employee directors shall be NSOs. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion and consistent with applicable law, to determine:

(a) The Persons (from among the class of Persons eligible to receive Options under the Plan) to whom Options shall be granted;

(b) The time or times at which Options shall be granted; and

(c) The number of Shares for which an Option may be exercisable.

Section 5.2 Option Terms.

Each Option granted under the Plan shall be designated as an ISO or an NSO and shall be subject to the terms and conditions applicable to ISOs and/or NSOs (as the case may be) set forth in the Plan. Each Option shall specify the number of Shares for which such Option shall be exercisable and the exercise price for such Shares. In addition, each Option shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant.

Section 5.3 Vesting.

The Committee shall determine whether and to what extent any Options which are exercisable for Shares are also subject to vesting based upon the Participant’s continued service to, or the performance of duties for, the Company and its Subsidiaries and/or the Company’s attainment of specified performance goals.

Section 5.4 Date of Grant.

The date of grant of an Option under this Plan shall be the date as of which the Committee approves the grant; provided, however, that in the case of an ISO, the date of grant shall in no event be earlier than the date as of which the Participant becomes an employee, director or consultant of the Company or one of its Subsidiaries.

Section 5.5 Shares Subject to Options.

Options shall be granted to purchase a specified number of Shares not to exceed, in the aggregate, the Reserved Shares. Options may only be exercisable for whole Shares.

Section 5.6 Option Price.

The price (the “Option Price”) at which each Share may be purchased shall be determined by the Committee and set forth in the Award Agreement; provided, however, that such Option Price shall in no event be less than 100% (or 110% in the case of an ISO, if Section 4.2 hereof is applicable) of the Fair Market Value of the Shares on the date of the grant.

Section 5.7 Automatic Termination of Options.

Each Option granted under the Plan shall automatically terminate and shall become null and void and be of no further force or effect upon such date or dates set forth in the applicable Award Agreement, consistent with the terms of this Plan. Any Shares that are not acquired as a result of an Option expiring without being fully exercised shall be available for award by the Committee to another eligible Person.

Section 5.8 Limitations on ISOs; Notice to Participants Granted ISOs.

(a) In accordance with Section 422(d) of the Code, to the extent that the aggregate Fair Market Value of all stock with respect to which incentive stock options are exercisable for the first time by such Participant during any calendar year (under all plans of the Company and its subsidiaries) exceeds $100,000, such ISOs shall be treated as NSOs.

(b) Under certain circumstances, the exercise of an ISO may disqualify the holder from recovering the favorable tax benefits ISOs offer. Therefore, the Company recommends that each Participant holding an ISO consult with a competent tax advisor before taking any action with respect to his or her ISOs.

Section 5.9 Payment of Option Price.

A Participant shall pay for the exercise of a Vested Option in United States currency by either (i) cash or personal or certified check payable to the Company in an amount equal to the aggregate Option Price of the Shares with respect to which the Option is being exercised or (ii) with the consent of the Committee, by instructing the Company to withhold from the number of Shares with respect to which the Option is being exercised a number of Shares having, as of the date of such exercise, a Fair Market Value equal to the aggregate Option Price of the Shares with respect to which the Option is being exercised.

Section 5.10 Notice of Exercise.

A Participant (or other Person, as provided in Section 9.2) may exercise an Option (for the Shares represented thereby) granted under the Plan in whole or in part (but for the purchase of whole Shares only), as provided in the Award Agreement evidencing his or her Option, by delivering a written notice (the “Notice”) to the Secretary of the Company. The Notice shall state:

(a) That the Participant elects to exercise the Option;

(b) The number of Shares with respect to which the Option is being exercised (the “Option Shares”);

(c) The method of payment for the Option Shares (which method must be available to the Participant under the terms of his or her Award Agreement);

(d) The date upon which the Participant desires to consummate the purchase (which date must be prior to the termination of such Option);

(e) A copy of any election filed or intended to be filed by the Participant with respect to such Option Shares pursuant to Section 83(b) of the Code; and

(f) Any additional provisions consistent with the Plan as the Committee may from time to time require.

The exercise date of an Option shall be the date on which the Company receives the Notice from the Participant. Such Notice shall also contain, to the extent such Participant is not then a party to the Investor Rights Agreement, an adoption agreement, in form and substance satisfactory to the Board pursuant to which the Participant agrees to become a party to the Investor Rights Agreement (an “Adoption Agreement”).

Section 5.11 Issuance of Certificates.

The Company shall issue stock certificates in the name of the Participant (or such other Person exercising the Option in accordance with the provisions of Section 9.2), for the securities purchased upon exercise of an Option as soon as practicable after receipt of the Notice and payment of the aggregate Option Price for such securities; provided that the Company may elect to not issue any fractional Shares upon the exercise of any Options (determining the fractional Shares after aggregating all Shares issuable to a single holder as a result of an exercise of an Option for more than one Share) and in lieu of issuing such fractional Shares, shall pay the Participant the Fair Market Value thereof. Neither the Participant nor any Person exercising an Option in accordance with the provisions of Section 9.2 shall have any privileges as a stockholder of the Company with respect to any Shares subject to an Option granted under the Plan until the date of issuance of stock certificates pursuant to this Section 5.11. Notwithstanding the foregoing, the Company shall not be required to deliver stock certificates to the Participant evidencing the Shares issued in connection with the exercise of Options if instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

ARTICLE VI

RESTRICTED STOCK (“SWEET EQUITY”) AWARDS

Section 6.1 General.

Restricted Stock may be granted or sold under the Plan at any time and from time to time on or prior to the Termination Date. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion and consistent with applicable law, to determine:

(a) The Persons (from among the class of Persons eligible to receive Restricted Stock under the Plan) to whom Restricted Stock Awards shall be granted or sold;

(b) The time or times at which Restricted Stock shall be granted or sold;

(c) The number of Shares covered by a Restricted Stock Award; and

(d) The per-Share purchase price, if any, for the Shares of Restricted Stock.

Section 6.2 Restricted Stock Award Terms.

Each Restricted Stock Award shall specify the number of Shares covered thereby and the purchase price, if any, for such Shares. In addition, each Restricted Stock Award shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant.

Section 6.3 Vesting.

The Committee shall determine whether and to what extent any Shares covered by Restricted Stock Awards are also subject to vesting based upon the Participant’s continued service to, or the performance of duties for, the Company and its Subsidiaries and/or the Company’s attainment of specified performance goals.

Section 6.4 Payment of Purchase Price.

The price (the “Purchase Price”), if any, for the Shares of Restricted Stock shall be determined by the Committee and set forth in the Award Agreement. A Participant shall pay the Purchase Price for the Shares of Restricted Stock in United States currency by cash or personal or certified check payable to the Company in an amount equal to the aggregate Purchase Price of the Shares covered by the Restricted Stock Award. In the event that the Participant files an election under Section 83(b) of the Code in connection with the purchase of the Restricted Stock, the Participant must promptly provide a copy of such election to the Secretary of the Company.

Section 6.5 Issuance of Certificates.

The Company shall issue stock certificates in the name of the Participant for the securities purchased or granted pursuant to a Restricted Stock Award as soon as practicable after the grant of the Award and receipt of the payment, if any, of the aggregate Purchase Price for such securities. The Participant shall not have any privileges as a stockholder of the Company with respect to any Shares covered by a Restricted Stock Award granted under the Plan unless the Participant is a party to the Investor Rights Agreement (or has signed an Adoption Agreement with respect thereto) and until the date of issuance of stock certificates pursuant to this Section 6.5. The Company may require that any stock certificates issued in respect of Shares of Restricted Stock be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). Notwithstanding the foregoing, the Company shall not be required to deliver stock certificates to the Participant evidencing the Shares issued in connection with the Restricted Stock Award if instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

Section 6.6 Dividends.

Participants holding Shares of Restricted Stock shall be entitled to all ordinary cash dividends paid with respect to such Shares, unless otherwise provided by the Committee in the applicable Award Agreement. In addition, unless otherwise provided by the Committee, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made as provided in the applicable Award Agreement, but in no event later than the end of the calendar year in which the dividends are paid to holders of the Common Stock or, if later, the 15th day of the third month following the later of (A) the date the dividends are paid to the holders of the Common Stock, and (B) the date the dividends are no longer subject to forfeiture.

ARTICLE VII

RESTRICTED STOCK UNIT AWARDS

Section 7.1 General.

Restricted Stock Units may be granted under the Plan at any time and from time to time on or prior to the Termination Date. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion and consistent with applicable law, to determine:

(a) The Persons (from among the class of Persons eligible to receive Restricted Stock Units under the Plan) to whom Restricted Stock Unit Awards shall be granted;

(b) The time or times at which Restricted Stock Units shall be granted and the settlement date for such Restricted Stock Units; and

(c) The number of Shares with respect to which a Restricted Stock Unit Award relates.

Section 7.2 Restricted Stock Unit Award Terms.

Each Restricted Stock Unit Award shall specify the number of Restricted Stock Units covered thereby and the settlement date for such Restricted Stock Units. In addition, each Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant.

Section 7.3 Vesting.

The Committee shall determine whether and to what extent the Restricted Stock Unit Awards are also subject to vesting based upon the Participant’s continued service to, or the performance of duties for, the Company and its Subsidiaries and/or the Company’s attainment of specified performance goals.

Section 7.4 Settlement.

Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive from the Company one Share or an amount of cash or other property equal to the Fair Market Value of a Share on the settlement date, as provided in the applicable Award Agreement. The Committee may provide that settlement of Restricted Stock Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code and/or other applicable law.

Section 7.5 Issuance of Certificates.

The Company shall issue stock certificates in the name of the Participant for the securities issued pursuant to a Restricted Stock Unit Award as soon as practicable after the settlement of the Award and the issuance of such securities. The Participant shall not have any privileges as a stockholder of the Company, including any voting rights, with respect to any Shares underlying Restricted Stock Unit Awards granted under the Plan prior to the settlement date, and the Participant shall not have any privileges as a stockholder of the Company with respect to Shares issued in connection with the settlement of such Award until the Participant is a party to the Investor Rights Agreement (or has signed an Adoption Agreement with respect thereto) and until the date of issuance of stock certificates pursuant to this Section 7.4. The Company may require that any stock certificates issued in respect of Shares issued in connection with the settlement of a Restricted Stock Unit Award be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). Notwithstanding the foregoing, the Company shall not be required to deliver stock certificates to the Participant evidencing the Shares issued in connection with the settlement of a Restricted Stock Unit Award if instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

Section 7.6 Dividend Equivalents.

To the extent provided by the Committee in the applicable Award Agreement, a grant of Restricted Stock Units may provide a Participant with the right to receive the equivalent value (in cash or in Shares) of ordinary cash dividends paid with respect to the Shares (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in Shares and/or cash or other property and will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which they were are paid, as determined by the Committee, subject, in each case, to such terms and conditions as the Committee shall establish and set forth in the applicable Award Agreement.

ARTICLE VIII

ADJUSTMENTS

Section 8.1 Chances in Capital Structure.

If the Common Stock is changed by reason of a stock split, reverse stock split, or stock combination, stock dividend or distribution, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, or in connection with extraordinary cash dividends on the Common Stock, the Committee shall make such adjustments in the number and class of shares of stock available under the Plan as shall be necessary, in the Committee’s good faith discretion, to preserve to a Participant rights substantially proportionate to his rights existing immediately prior to such transaction or event (but subject to the limitations and restrictions on such rights), including, without limitation, a corresponding adjustment changing the number and class of shares allocated to, and the Option Price or Purchase Price of, each Award or portion thereof outstanding at the time of such change. Notwithstanding anything contained in the Plan to the contrary, in the case of ISOs, no adjustment under this Section 8.1 shall be appropriate if such adjustment (a) would constitute a modification, extension or renewal of such ISOs within the meaning of Sections 422 and 424 of the Code, and the regulations promulgated by the Treasury Department thereunder, or (b) would, under Section 422 of the Code and the regulations promulgated by the Treasury Department thereunder, be considered as the adoption of a new plan requiring stockholder approval. The Company will not, in any event, permit the exercise price of any Option to be less than the par value of the Common Stock.

Section 8.2 Special Rules.

The following rules shall apply in connection with Section 8.1 above:

(a) No adjustment shall be made for cash dividends (except as described in Section 8.1) or the issuance to stockholders of rights to subscribe for additional Shares, or other securities; and

(b) Any adjustments referred to in Section 8.1 shall be made by the Board in its reasonable discretion and shall, absent manifest error, be conclusive and binding on all Persons holding any Awards granted under the Plan.

Section 8.3 Right to Include Vested Options upon a Realization Event.

(a) In anticipation of a Realization Event, the Company shall, at least five (5) business days prior to the consummation of such Realization Event (i) notify the Participants of the Realization Event, (ii) provide that each Option that would become a Vested Option in connection with such Realization Event shall be exercisable (and the underlying Shares will be issuable) immediately prior to such Realization Event, and (iii) invite the Participants to elect to exercise each outstanding Vested Option (including, without limitation, each Option that becomes a Vested Option pursuant to (ii) above) immediately prior to such Realization Event.

(b) In the notification pursuant to Section 8.3(a) the Company may, but is not obligated to, also notify the Participants that all Vested Options shall expire immediately following the consummation of the Realization Event. If prior to the expiry of the “Belgian Tax Lock-up Period” (as defined in Schedule I) the Company sends a notification pursuant to Section 8.3(a) mentioning that the Vested Options shall expire immediately following the consummation of the Realization Event, such notice shall include or be deemed to include an authorization from the Committee to exercise the Vested Options prior to the expiry of the Belgian Tax Lock-up Period. For the avoidance of doubt, if the Company does not explicitly mention in the notification pursuant to Section 8.3(a) that the Vested Options shall expire immediately following the consummation of the Realization Event, the Participants may elect to exercise their Vested Options in accordance with the Plan, Schedule I and the applicable Award Agreement(s) in connection with or following such Realization Event.

ARTICLE IX

RESTRICTIONS ON AWARDS

Section 9.1 Compliance With Securities Laws.

No Awards shall be granted under the Plan, and no securities shall be issued and delivered pursuant to Awards granted under the Plan, unless and until the Company and/or the Participant shall have complied with all applicable registration, listing and/or qualification requirements under any ‘applicable law and all other requirements of law or of any regulatory agencies having jurisdiction.

The Committee in its discretion may, as a condition to the delivery of any Shares pursuant to any Award granted under the Plan, require a Participant (a) to represent in writing that the securities received pursuant to such Award are being acquired for investment and not with a view to distribution and (b) to make such other representations and warranties as are deemed reasonably appropriate by the Company. Stock certificates representing securities acquired under the Plan that have not been registered under the Securities Act shall, if required by the Committee, bear the legends as may be required by the Investor Rights Agreement and Award Agreement evidencing a particular Award.

Section 9.2 Nonassignability of Awards.

No Award granted under this Plan shall be assignable or otherwise transferable by the Participant, except by will or by the laws of descent and distribution. An Award may be exercised during the lifetime of the Participant only by the Participant. If a Participant dies, his or her Awards shall thereafter be exercisable, during the period specified in the applicable Award Agreement (as the case may be), by his or her executors or administrators to the full extent (but only to such extent) to which such Awards were exercisable by the Participant at the time of his or her death.

Section 9.3 Awards Subject to Investor Rights Agreement.

Before issuing any Shares pursuant to any Award to any Person who is not already a party to the Investor Rights Agreement, the Company shall obtain, in appropriate form, an executed Adoption Agreement from such Person unless a Public Offering shall have already occurred.

Section 9.4 No Evidence of Employment or Other Service Relationship.

Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment by or other service relationship with the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or other service relationship or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award, subject to the terms and conditions of the Participant’s employment or service agreement. The grant of Awards under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of an Award does not form part of the Participant’s entitlement to remuneration or benefits in terms of his employment with the Company or any Subsidiary.

Section 9.5 Provisions for Foreign Participants - In General.

The Committee may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Section 9.6 Provisions for Belgian Participants.

All Participants who are subject to the provisions set forth in Schedule I shall in principle not be eligible to exercise any Option during the “Belgian Tax Lock-up Period” (as defined in Schedule I).

Section 9.7 Data Privacy.

As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its subsidiaries and affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its subsidiaries and affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its subsidiaries and affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a

Participant’s participation in the Plan, and the Company and its subsidiaries and affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

ARTICLE X

EFFECTIVE DATE OF THE PLAN

This Plan shall become effective on the date of its adoption by the Board (the “Effective Date”); provided, however, that no ISO shall be exercisable by a Participant unless and until the Plan shall have been approved by the stockholders of the Company in accordance with the provisions of its Articles of Incorporation and By-laws, which approval shall be obtained by a simple majority vote of stockholders, voting either in person or by proxy, at a duly held stockholders’ meeting, or by written consent, within twelve months before or after the adoption of the Plan by the Board.

ARTICLE XI

TERMINATION OF THE PLAN

No Awards may be granted after the Termination Date. Any Awards outstanding as of the Termination Date shall remain in effect in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

ARTICLE XII

AMENDMENT OF PLAN

The Plan may be modified or amended in any respect by the Committee with the prior approval of the Board; provided, however, that the approval of the holders of a majority of the votes that may be cast by all of the holders of shares of common stock of the Company entitled to vote (voting together as a single class, with each such holder entitled to cast one vote per share held by such holder) shall be obtained prior to any such amendment becoming effective if such approval is required by law or is necessary to comply with regulations promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act or with Section 422 of the Code or the regulations promulgated by the Treasury Department thereunder. Notwithstanding the foregoing, the Plan may not be modified or amended with respect to any existing Award Agreement if such change would impair the rights of or have material adverse tax consequences for the applicable Participant without the consent of such Participant.

ARTICLE XIII

CAPTIONS

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

ARTICLE XIV

DISQUALIFYING DISPOSITIONS

If securities acquired by exercise of an ISO granted under this Plan are disposed of within two years following the date of grant of the ISO or one year following the issuance of the securities to the Participant (a “Disqualifying Disposition”), the holder of such securities shall, immediately prior to such Disqualifying Disposition, notify the Company in writing of the date and terms of such Disqualifying Disposition and provide such other information regarding the Disqualifying Disposition as the Company may reasonably require.

ARTICLE XV

WITHHOLDING TAXES

Whenever any taxes are required by law to be withheld in connection with Shares delivered to a Participant pursuant to Awards under the Plan (including, without limitation, upon exercise of an NSO (or an exercise of an ISO that will be taxed as an NSO)), such Participant shall remit or, in appropriate circumstances, agree to remit when due, an amount sufficient to satisfy all current or estimated future Federal, state, local and foreign withholding tax and employment tax requirements relating thereto. The Committee may, in its sole discretion, allow the Participant to satisfy any such withholding tax obligations arising in connection with the delivery of such Shares pursuant to an Award under the Plan by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the amount required to be withheld (based on applicable minimum statutory withholding rates), determined on the date that the amount of tax to be withheld is determined.

ARTICLE XVI

OTHER PROVISIONS

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion. Notwithstanding the foregoing, each ISO granted under the Plan shall include those terms and conditions which are necessary to qualify the ISO as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations thereunder and shall not include any terms or conditions which are inconsistent therewith.

ARTICLE XVII

NUMBER AND GENDER

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice-versa, as the context requires.

ARTICLE XVIII

CONSTRUCTION

It is intended that Awards granted under the Plan will not result in the imposition of any tax liability pursuant to Section 409A of the Code. The Plan and each Award Agreement shall be construed and interpreted consistent with that intent. Without limiting the generality of the foregoing and notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code on such Participant’s separation from service (within the meaning of Section 409A of the Code) with the Company, the Participant shall not be entitled to any payments hereunder until the earlier of (1) the date which is six (6) months after his separation from service with the Company for any reason other than death, or (ii) the date of the Participant’s death. Any amounts otherwise payable to the Participant following a Termination of Relationship that are not so paid by reason of this Article XVIII shall be paid as soon as practicable after the date that is six (6) months after the Participant’s separation from service with the Company (or, if earlier, the date of the Participant’s death). The provisions of this Article XVIII shall only apply if, and to the extent, required to comply with Section 409A of the Code. No provision of this Plan or ..any Award granted thereunder shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from any Participant or any other individual to the Company or any of its Affiliates, employees or agents.

ARTICLE XIX

GOVERNING LAW

All questions concerning the construction, interpretation and validity of this Plan and the instruments evidencing the Options granted hereunder shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

* * * * * *

As adopted by the Board of Directors of Taminco Acquisition Corporation on February 15, 2012.

SCHEDULE I

The following additional Plan provisions form an integral part of the Taminco Acquisition Corporation 2012 Equity Incentive Plan (the “Plan”) and shall apply to Participants who are subject to the Belgian resident/Belgian non-resident personal income tax on their Options as a result of their participation in the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

1	TAX REGIME APPLICABLE TO OPTIONS GRANTED TO BELGIAN PARTICIPANTS

1.1	Legal advice

All Participants, individuals as well as legal entities, are invited to consult their own counsellor in order to be informed on the legal and tax consequences relating to the granting of the Options, their exercise and the resale of the underlying Shares.

1.2	Participants taxable in Belgium

1.2.1	The tax regime, as described hereunder, is only applicable to the Participants that are individuals (not legal entities) taxable in Belgium in view of the Options that were offered to them. This only aims to provide general guidelines based on the law in force on January 1, 2012.

1.2.2	In the event that the Participant pays tax on his/her remuneration for his/her professional activity with the Company or any of its Affiliates in Belgium, he/she will be deemed to receive an additional taxable benefit in kind (due to the Options offered) if he/she accepts the Option in writing no later than the 60th day following the date of the grant of the Option. In such case, the Options will be taxed to the Participant on the 60th day following the day the Participant received the Option.

1.2.3	The taxable benefit in kind (“avantage imposable / belastbaar voordeel”) will be determined at a lump sum value. It will correspond to a percentage of the Fair Market Value of the underlying Shares, on the date of grant of the Options.

1.2.4	Assuming that the Options granted by the Committee will in principle not be exercisable during the period beginning on the date of grant and ending on the fourth 1 January to occur following the date of grant (the “Belgian Tax Lock-up Period”) (e.g., in the event that an Option would be granted on 1 February 2012, such Option would not be exercisable until 1 January 2016) and may not be exercised later than the 10th year after the grant date (e.g., in the event that an Option would be granted on 1 February 2012, the last date of exercise would be 31 January 2022), the taxable benefit for the Participant taxable in Belgium will in principle be calculated as follows: the present Fair Market Value of the underlying Share, multiplied by the number of Shares covered by the Option, multiplied by 11.5%.

1.2.5	If the Committee decides in the course of administrating the Plan to authorise an exercise of the Options prior to such fourth 1 January, there will be at that time, an additional taxable benefit which is equal to the taxable benefit at the start of the Plan and is calculated as set out in the above paragraph. In this case, the Participant will be able to avoid this additional taxation if he/she commits individually not to exercise his/her Options prior to such fourth 1 January and acts to this commitment. Depending on the circumstances, it cannot be excluded that the tax administration might consider the decision to make the Options exercisable prior to such fourth 1 January, as a new offer or the offering of a deemed guaranteed benefit. In this event the tax consequence might not be limited to the additional taxation of the taxable benefit declared at the start of the Plan. Should this be the case, the Committee will use its reasonable best efforts to inform the Participant of the tax consequences of the amendments to the Plan.

1.2.6	The taxable benefits described above and which result from the Plan are subject to tax at the Participant’s top individual tax rate (currently maximum of 50% to be increased with local taxes depending on the region and the municipality where the Participant is residing).

1.2.7	The Participants are responsible for reporting their taxable benefit on their annual tax return relating to the year of income during which they realise a taxable benefit (e.g. tax return filed in June-July 2013 for income 2012). The Committee will assist them in establishing a tax certificate which will state per Participant his/her taxable profit based on the information available to the Company.

1.2.8	Participants must be aware that, once they have accepted the Offer in accordance with Article V of this Plan, under no circumstances will they be able to reclaim the tax paid, even if the Options have not been exercised, irrespective for what reason. In general terms, the Company or any of its Affiliates will not assume any liability whatsoever in case of taxation of the Options or the Shares, or the surpluses (plus-values / meerwaarden) obtained by the Participants.

1.2.9	Once the Participant has been taxed at grant on the Options as a benefit in kind determined as described, the Options are in principle included in their private capital.

1.2.10	As of the Effective Date, the law does not provide any specific tax regime/exemption for Options that formally exclude a tax on capital gains resulting from the exercise of the Options, their transfer or assignment or the resale of the underlying Shares. As of the Effective Date, it is not considered likely that any benefit realised on such an occasion, will be imposed as miscellaneous income (“revenus divers / diverse inkomsten”) at a tax rate of 33% (plus local taxes). However, this risk can not be excluded. Also, the Participants should be aware that the legislation can change and new taxes might be introduced which could affect the above tax regime.

1.3	Transfers and Related Matters

Furthermore, each Participant is invited to consult its own counsellor in order to be informed on the legal and tax consequences relating to the granting of the Options, their exercise and the resale of the underlying Shares if:

(a)	the Participant is transferred/seconded (“transfer / detachement / overbrenging / terbeschikkingstelling”) to a non-Belgian company affiliated to the Company,

(b)	a salary split is set up,

(c)	the tax domicile (“résidence fiscale / fiscale woonplaats”) of the Participant is transferred to a country other than Belgium,

(d)	or in all other cases where there is an international element compared to the Participant’s initial location in Belgium.